UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PETMED EXPRESS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PETMED EXPRESS, INC.

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING TO BE HELD ON JULY 28, 2022

This letter dated July 18, 2022 supplements the Proxy Statement of PetMed Express, Inc. (“we”, “our” or the “Company”) dated June 17, 2022 (the “Proxy Statement”) with the following information. The letter included below will be sent to certain of our Shareholders beginning on July 18, 2022:

Letter to Our Shareholders

July 18, 2022

Dear Shareholders,

We, the Compensation Committee of the Board of Directors of PetMed Express, Inc. are writing to follow up on our Letter to Shareholders from the Board on July 14, 2022.

As we noted in our letter, the Performance Share Units (PSUs) awarded to our newly appointed CEO, Matt Hulett, will only vest upon achieving robust absolute stock price hurdles within a three-year period from the date of grant. These awards are intended to be the long-term incentive portion of Mr. Hulett’s compensation for that three-year period, and for clarity, the Compensation Committee commits not to grant additional equity awards to Mr. Hulett during this three-year performance period, which ends on August 30, 2024.

We thank you again for your consideration and request your vote FOR each of Management’s proposals.

Sincerely,

The Compensation Committee

of the Board of Directors of PetMed Express, Inc.